Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MERCURY ECOMMERCE ACQUISITION CORP.

Mercury Ecommerce Acquisition Corp., a corporation organized and existing under the and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.          The name of the corporation is Mercury Ecommerce Acquisition Corp.

2.        The Amended and Restated Certificate of Incorporation, dated July 27, 2021, as amended by the Certificate of Amendment, dated December 20, 2022, of Mercury Ecommerce Acquisition Corp. (as amended, the “Amended and Restated Certificate of Incorporation”) is amended by deleting Article I thereof and so that, as amended, said Article I shall be and read as follows:

ARTICLE I
NAME

The name of the corporation is SEP ACQUISITION CORP. (the “Corporation”).

3.         This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.          All other provisions of the Company’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 20 day of December, 2022.

/s/ R. Andrew White
R. Andrew White
Chief Executive Officer, President and Director